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                                   UST CORP.
                       ADOPTS STOCK PURCHASE RIGHTS PLAN
                       ---------------------------------


         BOSTON, MASSACHUSETTS, September 22, 1995 -- UST Corp. announced that, at its regular Board of Directors meeting, the Board declared a special dividend distribution of one preferred share purchase right for each outstanding share of UST common stock. This dividend will be distributed on October 6, 1995 to stockholders of record as of the close of business on that date.

         The rights will become exercisable only if a person or group (i) acquires 15% or more of UST's common stock, (ii) announces a tender offer that would result in ownership of 15% or more of the common stock, or (iii) is declared to be an "Adverse Person" by the Board of Directors. "Adverse Person" includes any person or group who owns at least 10% of UST's common stock and attempts an action that would adversely impact UST. Each right would entitle a stockholder to buy 1/100th of a share of a new series of junior participating preferred stock.

         Once a person or group has acquired 15% or more of the outstanding common stock of UST or is declared an "Adverse Person" by the Board of Directors, each right may entitle its holder (other than the acquiring person or adverse person) to purchase, at an exercise price of $40, shares of common stock of UST (or of any company that acquires UST) at a price equal to 50% of their current market price. Under certain circumstances, the Continuing Directors (as defined in the rights plan) may exchange the rights for common stock (or equivalent securities) on a one-for-one basis.

         Until declaration of an Adverse Person, or ten days after public announcement that any person or group has acquired 15% or more of UST's common stock, the rights are redeemable at the option of the Board of Directors, in certain cases with the concurrence of the Continuing Directors. Thereafter, they may be redeemed by the Continuing Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $.001 per right.

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         The rights will expire on October 6, 2005, unless redeemed prior to that date.  Distribution of the rights is not taxable to stockholders.

         Neal F. Finnegan, President of UST, said: "This rights plan is designed to help the Board of Directors assure that all UST stockholders are treated fairly in any unsolicited merger or other acquisition." Mr. Finnegan also stated that most New England bank holding companies of UST's size have rights plans in effect, and that adoption of the rights plan was not triggered by any attempt to acquire the Company.

         A detailed description of the rights plan will be mailed to UST's stockholders at the time of the distribution.

         UST Corp. is a Boston based bank holding company. Through its subsidiaries, the Company provides a broad range of financial services, principally to individuals and privately-held, owner-managed companies in New England. These services include commercial banking, consumer financial services, trust and money management and equipment leasing.